BLUE CALYPSO REPORTS SEQUENTIAL REVENUE GROWTH OF 80% IN Q1

DALLAS, TX – 05/12/14 – Blue Calypso, Inc., (OTCBB: BCYP), developer of digital innovation intellectual property, products and services, announced financial results for the first quarter ended March 31, 2014. Financial statements and further details are available in the Company’s Form 10-Q filed with the Securities and Exchange Commission on May 9, 2014.

Highlights:

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Revenue growth of 80% in Q1 compared to the 4th quarter of 2013

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Converted 20 million warrants to equity during the quarter, resulting in approximately $1.0 million in cash proceeds

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Ended quarter with over $1.7 million in cash, the highest level in company history

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Achieved 55% gross margins

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Applied for a new patent in the retail/mobile space

“The first quarter of 2014 was a strong quarter for Blue Calypso,” stated Blue Calypso CEO Bill Ogle. “Our sales are growing, we have added staff, converted certain outstanding warrants to equity, and strengthened our cash position. Further, we have submitted over 1500 pages of documents to the Patent and Trademark Appeals Board defending our patents and claims, and continue to be confident in the value of our growing Intellectual Property portfolio.”

About Blue Calypso, Inc.

Blue Calypso, Inc. (OTCBB: BCYP) develops digital innovation products and services for the social media marketplace using its patented IP portfolio. The Company enables businesses to employ digital advertising to share and socialize brand content as well as track performance, monitor engagements and gather robust analytics. Already, Blue Calypso has attracted a handful of large, well-known consumer facing companies in automotive, retail, travel and consumer goods. Blue Calypso licenses its IP in addition to offering digital innovation services through Blue Calypso Labs and solutions including POPSHARE™, SocialEcho™, EMGAGE™ and DashTAGG™. For more about the Company please visit www.bluecalypso.com

Forward Looking StatementsStatements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates," "will," or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports filed with the Securities and Exchange Commission.

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